EXHIBIT 99.4

InfoSpace, Inc.

Reconciliation of Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year ended December 31, 2007			Year ended December 31, 2006
	Preliminary	Adjustments	Revised Preliminary	Preliminary	Adjustments	Revised Preliminary
Operating activities:
Net income (loss)	$16,874	$(2,295)	$14,579	$(15,088)	$—	$(15,088)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	25,307	(1)	25,306	19,073	—	19,073
Gain on sale of discontinued operations	(139,925)	9,303	(130,622)	—	—	—
Stock-based compensation	34,058	—	34,058	11,269	—	11,269
Deferred income taxes	29,998	(10,188)	19,810	(13,829)	(11,041)	(24,870)
Restructuring	9,590	—	9,590	62,316	—	62,316
Depreciation	5,542	—	5,542	5,044	—	5,044
Realized loss on long-term investments	2,182	—	2,182	—	—	—
Excess tax benefits from stock-based award activity	(24,561)	(6,133)	(30,694)	—	—	—
Net gain on sale of assets	(3,409)	—	(3,409)	(150)	—	(150)
Other	(196)	—	(196)	(28)	—	(28)
Cash provided (used) by changes in operating assets and liabilities:		—			—
Accounts receivable	36,681	(40,338)	(3,657)	(7,055)	11,653	4,598
Other receivables	1,032	(4,973)	(3,941)	570	(1,087)	(517)
Prepaid expenses and other current assets	(454)	1,953	1,499	314	2,390	2,704
Other long-term assets	(718)	(1,144)	(1,862)	(1,436)	1,034	(402)
Accounts payable	(15,308)	9,863	(5,445)	2,527	657	3,184
Accrued expenses and other current and long-term liabilities	16,199	17,683	33,882	(8,035)	1,699	(6,336)

Net cash provided (used) by operating activities	(7,108)	(26,270)	(33,378)	55,492	5,305	60,797
Investing activities:
Proceeds from the sale of discontinued operations	359,091	(359,091)	—	—	—	—
Purchases of property and equipment	(3,684)	—	(3,684)	(7,355)	—	(7,355)
Proceeds from the sale of assets	2,838	—	2,838	—	—	—
Loan to equity investee	(2,000)	—	(2,000)	—	—	—
Proceeds from sales and maturities of investments	294,381	—	294,381	298,288	—	298,288
Purchases of investments	(135,354)	—	(135,354)	(313,883)	—	(313,883)

Net cash provided (used) by investing activities	515,272	(359,091)	156,181	(22,950)	—	(22,950)
Financing activities:
Dividend paid	(208,203)	—	(208,203)	—	—	—
Proceeds from stock option and warrant exercises	13,736	—	13,736	3,599	—	3,599
Proceeds from issuance of stock through employee stock purchase plan	1,383	(1)	1,382	1,833	—	1,833
Excess tax benefits from stock-based award activity	24,561	6,133	30,694	—	—	—

Net cash provided (used) by financing activities	(168,523)	6,132	(162,391)	5,432	—	5,432

Discontinued operations:
Net cash provided (used) by operating activities	13,621	20,139	33,760	12,572	(30,141)	(17,569)
Net cash provided (used) by investing activities	(17,323)	359,090	341,767	(39,839)	24,836	(15,003)

Net cash provided (used) by discontinued operations	(3,702)	379,229	375,527	(27,267)	(5,305)	(32,572)

Net increase in cash and cash equivalents	335,939	—	335,939	10,707	—	10,707
Cash and cash equivalents:
Beginning of period	162,387	—	162,387	151,680	—	151,680

End of period	$498,326	$—	$498,326	$162,387	$—	$162,387